First PacTrust Bancorp, Inc. Announces Closing of Common Stock Offering

Company Release - 06/28/2011

CHULA VISTA, Calif.--(BUSINESS WIRE)-- First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today the closing of its previously announced underwritten public offering of 1,583,641 shares of its voting common stock at a price to the public of $15.50 per share ($14.6475 per share, net of underwriting discounts and commissions) for gross proceeds of approximately $24.5 million.  The Company has granted the underwriters a 30-day option to purchase up to an additional 237,546 shares of common stock to cover over-allotments, if any, at the offering price for potential additional gross proceeds of approximately $3.7 million. Robert W. Baird & Co. Incorporated is serving as the sole book-running manager of the underwritten public offering, and D.A. Davidson & Co., FIG Partners, LLC and Wunderlich Securities, Inc. are serving as co-managers of that offering.

Additionally, pursuant to existing contractual rights, St. Cloud Capital Partners II, L.P. and TCW Shared Opportunities Fund V, L.P., each an existing shareholder of the Company (the “Existing Investors”), purchased from the Company in a separate registered offering made directly to them by the Company, an aggregate of 207,360 shares of the Company’s voting common stock at a price of $14.6475 per share (the same price per share as offered to the public in the underwritten public offering, net of underwriting discounts and commissions), for gross proceeds of approximately $3.0 million.  If and to the extent the underwriters exercise their over-allotment option, the Existing Investors have agreed to purchase from the Company an aggregate of up to 31,104 additional shares of the Company’s voting common stock, for potential additional gross proceeds of approximately $456,000, with the percentage of such additional shares to be purchased by them equal to the same percentage of the over-allotment option exercised by the underwriters.

The combined net proceeds of the offerings to the Company, after deducting underwriting discounts and commissions for the underwritten public offering and estimated expenses, are expected to be approximately $26.0 million (or approximately $30.0 million if the underwriters of the underwritten public offering exercise their over-allotment option in full). The Company intends to use the net proceeds from the offerings for general corporate purposes, which may include, among other things, investments at the holding company level, capital infusions to support the growth of the Bank, acquisitions or other business combinations and other business opportunities.

The shares were issued pursuant to prospectus supplements to the prospectus filed with the Securities and Exchange Commission (the “SEC”) as a part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-170622).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Offers may be made only by means of a prospectus and a related prospectus supplement, copies of which for the underwritten public offering may be obtained from Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, Galleria Level, Milwaukee, Wisconsin 53202-5391, or by calling 1-800-792-2413.

About the Company

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Chula Vista, California. The Bank currently operates through 11 banking offices serving primarily San Diego and Riverside Counties in California.  The Bank provides customers with the convenience of banking at more than 4,300 branch locations throughout the United States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the dates on which the forward-looking statements are made.

Source: First PacTrust Bancorp, Inc.

Contact:

First PacTrust Bancorp, Inc.

Gregory A. Mitchell, President and CEO

619-691-1519 x-4474